Exhibit 1A-15.6

10 E. Stow Road, Suite 250 Marlton, NJ 08053 (856) 382-8550 www.lexnovalaw.com	Markley S. Roderick, Esquire Member of the NJ and PA Bar Direct Dial (856) 382-8402 mroderick@lexnovalaw.com

LIMITED LIABILITY COMPANY

February 21, 2022

Filed Via EDGAR with copy by email

Division of Corporation Finance

Office of Finance

Securities and Exchange Commission

Washington, D.C. 20549

Re:	iCross Premier LLC (the “Company”)

Amendment No. 3 to

Offering Statement on Form 1-A

Filed January 24, 2022

File No. 024-11642

Dear Sir/Madam:

This is in response to your letter of February 4, 2022. We have copied below the comments from your letter and provided the company’s response below each comment.

Your Comment #1 – Amended Form 1-A Filed January 24, 2022

Cover Page

Please revise your disclosure to state the price of the public per note for both the Quarterly Note and the Semi-Annual Note. In addition, please revise to state how many of each type of note you are offering for sale.

Our Response:

The requested information has been added.

Your Comment #2 – Financial Statement, page 1

Please update your financial statements pursuant to paragraphs (c) and (b)(3)(D) of Part F/S on Form 1-A.

Our Response:

Updated financial statements have been filed.

Your Comment #3 – Risk of Treatment as Investment Company, page 11

We note your response to our prior comment 2. Please further discuss the risks attendant to being deemed an investment company, including that you would be ineligible to rely on Regulation A in order to raise capital, the possibility that this and any future offerings intended to rely on Regulation A could be deemed a violation of Section 5 of the Securities Act if the Regulation A exemption is deemed unavailable for such offerings, that as a result of any Section 5 violation investors in such offerings could exercise rescission rights, that you many not have sufficient funds available to satisfy investors’ rescission demands, and the harm that could also come to you as a result.

Our Response:

The risk factor has been expanded as requested.

*****

Thank you for your continued attention to this matter. Please let me know if you have further questions or need additional information.

Very truly yours,

Lex Nova Law, LLC

/s/ Markley S. Roderick
Markley S. Roderick

MSR/jae

Enclosure

cc:	Lily Guo (w/o encl.)